UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008

Annual Meeting

and

Proxy Statement

Koppers Holdings Inc.

April 4, 2008

Dear Fellow Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania on Wednesday, May 7, 2008, beginning at 10:00 a.m. Eastern Daylight Time.

The main purpose of the meeting will be the election of two directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2008.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2007.

Your vote is significant regardless of how many shares you own. It is important that you vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy form in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Walter W. Turner

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 7, 2008

Time:	10:00 a.m. Eastern Daylight Time

Place:	Pittsburgh Airport Marriott
777 Aten Road, Coraopolis, Pennsylvania 15108

Proposals:

1.	To elect two members of our board of directors.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:	You can vote if you were a shareholder of record on March 20, 2008.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

April 4, 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

PROXY STATEMENT

What is the purpose of this annual meeting?

The shareholders will act on the matters described in the Notice of Annual Meeting of Shareholders. These proposals include:

•	Election of two nominees to the board of directors; and
•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2008.

In addition, our management will report on our performance in 2007 and will answer questions from shareholders. We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Koppers Holdings Inc., a Pennsylvania corporation, of proxies to be voted at our 2008 annual meeting of shareholders and at any adjournment of such meeting. We refer to Koppers Holdings Inc. as the company, Koppers, we, our and us.

You are invited to attend our annual meeting of shareholders on Wednesday, May 7, 2008, beginning at 10:00 a.m. Eastern Daylight Time at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania.

Shareholders will be admitted to the annual meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

We will begin distributing the proxy materials contained in this package on or about April 4, 2008.

Who may vote at the annual meeting?

If you owned shares of our common stock at the close of business on March 20, 2008, which we refer to as the record date, you may vote your shares at the meeting. You have one vote for each share that you held on the record date for each proposal. You are not permitted to accumulate your shares when you vote your shares in favor of our candidates for election as directors.

How many shares of common stock were outstanding on the record date?

On the record date, 20,828,051 shares of our common stock were outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2007 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in the street name. The notice of annual meeting, proxy statement, proxy card and 2007 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

How do I vote?

You may vote your shares by proxy or in person.

By proxy.  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preference, the person named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the record holder.

In person.  All shareholders may vote in person at the annual meeting. If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

How does a proxy work?

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote.

What if I receive more than one proxy card?

If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Mellon Investor Services LLC, which we refer to as “Mellon Investor Services,” at Newport Office Center VII, 480 Washington Boulevard, Jersey City, NJ 07310, at its toll-free number (800-589-9026) or on its website at www.melloninvestor.com with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

What are broker non-votes?

The New York Stock Exchange (which is the exchange on which our common shares are listed and which we refer to as the NYSE) permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include the election of directors and the ratification of independent registered public accountants. Brokers may not vote their customers’ shares on non-routine matters such as mergers, employee compensation plans and contested matters unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary;
•	Timely delivery of a valid, later-dated proxy; or
•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

How do I contact Koppers corporate secretary?

You may contact our corporate secretary by sending correspondence to our principal executive offices at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting.

What is a quorum?

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of the shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Votes withheld, abstentions and broker non-votes will be counted in determining the presence of a quorum.

What are the voting requirements to elect the directors and to approve the proposal to ratify the appointment of Ernst & Young LLP?

For the election of directors, the two nominees for election as directors receiving the highest number of votes cast will be elected. We call this plurality voting.

To be approved, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008 requires a majority of votes cast on the proposal to be in favor of the appointment, assuming the presence of a quorum.

Pennsylvania law provides that abstentions, votes withheld and broker non-votes are not votes cast. Therefore, with respect to the election of directors, abstentions, votes withheld and broker non-votes do not count either for or against such election.

Does Koppers have a recommendation on voting?

Yes. The board of directors recommends a vote “FOR” the election of all nominees as directors and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2008.

Who counts the votes cast at the annual meeting?

Representatives of Mellon Investor Services will tabulate the votes and act as inspectors of election at the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Mellon Investor Services, our transfer agent, to distribute and solicit proxies. We will pay Mellon Investor Services an estimated fee of $5,000, plus its reasonable expenses, for these services.

Will my vote be confidential?

Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

The nominees for election to the board of directors have been nominated by our nominating and corporate governance committee for election to the board of directors, and our board has approved these nominees. Each of the nominees is currently serving as a director for us.

Our board is currently comprised of eight members, divided into three classes, with each class as nearly equal in number as possible. Class I and Class II of the board each consist of three directors, and Class III of the board consists of two directors. Directors are elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other two classes will extend for additional periods of one and two years, as applicable. Last year was our first annual meeting after our initial public offering in February 2006, which we also refer to as our IPO, and at that time, our shareholders elected an entire seven-member board of directors consisting of three classes, with the directors in Class I being elected for a one-year term with a term expiring this year, the directors in Class II being elected for a two-year term with a term expiring in 2009, and the directors in Class III being elected for a three-year term with a term expiring in 2010. At this year’s annual meeting we are asking you to elect the nominees for director in Class I whose term of office will expire in 2011.

On February 1, 2008, the board increased the number of directors serving on the board from seven to eight and elected Cynthia A. Baldwin to fill the vacancy resulting from the increase. The board has nominated Cynthia A. Baldwin and Walter W. Turner for re-election as Class I directors. Robert Cizik, presently a Class I director, is retiring from our board at this year’s annual meeting and will not stand for re-election. Mr. Cizik has been a director of Koppers Inc. since January 1999 and has served as the non-executive chairman of Koppers Inc. since July 1999. We extend our appreciation to Mr. Cizik for his contributions to our success. Following Mr. Cizik’s retirement and until the vacancy has been filled by the board, Class I will only consist of two directors, provided both nominees are selected as directors at the annual meeting.

Each nominee in Class I who is selected as a director will hold office for three years or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

It is the board’s policy as set forth in our corporate governance guidelines not to set a limit on the number of terms for which a director may serve. Setting term limits may prevent the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and therefore provide an increasing contribution to the board. Also, management accountability may be undermined by frequent turnover of directors. Non-employee directors will not be re-nominated as a director after their 70th birthday. Our corporate governance guidelines provide that this retirement age does not apply to Mr. Sweeney. Employee directors must resign from the board upon their retirement or separation from employment with us.

Vote Required

Nominees for directors will be elected by a plurality vote by the shares present (in person or by proxy) at the meeting. This means that the two directors receiving the highest number of votes cast at the annual meeting will be elected for the terms stated below.

Your proxy will be voted “FOR” the election of these nominees unless you withhold authority to vote for one or both of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one. We will only count votes “FOR” a candidate in the election of directors.

Board Recommendation

With respect to the election of directors (Proxy Item 1), the board of directors recommends a vote “FOR” the election of both nominees.

Biographical Summaries of Nominees and Directors

The following information relates to the two nominees for election at this year’s annual meeting:

CLASS I DIRECTORS WITH A TERM EXPIRING 2011

Cynthia A. Baldwin Age: 63	Ms. Baldwin became a member of our board of directors on February 1, 2008. Ms. Baldwin has been a partner at the law firm of Duane Morris LLP (law firm) since March 2008. Ms. Baldwin was a former Pennsylvania Supreme Court Justice from 2005 to 2008 and served on the Allegheny County Court of Common Pleas for sixteen years.

Walter W. Turner Age: 61	Mr. Turner was elected president and chief executive officer in, and has been our director since, November 2004. He has been president and chief executive officer and director of Koppers Inc., our wholly-owned subsidiary, since February 1998.

The following information relates to the continuing directors with terms expiring in 2009 and 2010.

CONTINUING CLASS II DIRECTORS WITH A TERM EXPIRING 2009

Christian L. Oberbeck Age: 48

Mr. Oberbeck has been our director since November 2004 and a director of Koppers Inc. since October 1997. Mr. Oberbeck is one of the founders of Saratoga Partners (investment company) where he has been a managing director since its formation as an independent entity in September 1998. Mr. Oberbeck is currently serving as an executive officer of Saratoga Partners III, L.P. and Saratoga Partners III C.V. Mr. Oberbeck is a director of Advanced Lighting Technologies, Inc. (metal halide lighting systems and telecommunications products).

Prior to our IPO, Mr. Oberbeck was nominated as a director under the terms of our stockholders’ agreement, which is described in more detail under “Transactions with Related Persons — Stockholders’ Agreement”. As further described below, in connection with our IPO in February 2006, the stockholders’ agreement was amended to delete the provisions relating to nominations to our board. The stockholders’ agreement expired on December 1, 2007.

Clayton A. Sweeney Age: 76	Mr. Sweeney has been our director since November 2004 and a director of Koppers Inc. since January 1989. Mr. Sweeney has been an attorney with Schnader Harrison Segal & Lewis LLP (law firm) since 2002. Mr. Sweeney was the president and a member of Sweeney Metz Fox McGrann & Shermer L.L.C. (law firm) from 2000 to 2002.

T. Michael Young Age: 63	Mr. Young became a member of our board of directors in May 2006. Mr. Young has been a managing partner (and executive officer) of The CapStreet Group, LLC (investment company) since July 2006. He was also the chairman of the board of Metal Supermarkets (metal distribution) from December 2005 through October 2007. Since April 2004, Mr. Young has served on the board of directors and the audit committee of Emeritus Corporation (operator of assisted living residential communities). Since March 2005, he has served on the board of directors and is chairman of the audit committee of Restoration Hardware, Inc. (specialty retailer of high quality home furnishings, hardware and related merchandise). Mr. Young was the president and CEO of Metal Supermarkets International from December 2002 to December 2005 and the chairman of the board of Transportation Components, Inc. (replacement parts for commercial trucks) from June 1998 to May 2002. Mr. Young is a certified public accountant and former partner of Arthur Andersen, LLP.

CONTINUING CLASS III DIRECTORS WITH A TERM EXPIRING 2010

David M. Hillenbrand, Ph.D. Age: 60	Dr. Hillenbrand has been our director since November 2004 and has been a director of Koppers Inc. since February 1999. In July 2005, Dr. Hillenbrand was appointed president and chief executive officer of the Carnegie Museums of Pittsburgh (non-profit museums). Dr. Hillenbrand retired from Bayer AG (chemical, healthcare, agricultural and specialty material products) in August 2003, where he was executive vice president, Bayer Polymers (global polymers). Dr. Hillenbrand previously had been president and chief executive officer of Bayer, Inc. (diverse chemicals, polymers, health-care and imaging technologies) for eight years.

James C. Stalder Age: 67	Mr. Stalder became a member of our board of directors in November 2006. He is currently the vice chair of the audit committee and chair of the finance committee of Carnegie Mellon University (higher education). Mr. Stalder was formerly the dean of the graduate and undergraduate Schools of Business of Duquesne University (higher education) from July 2000 to June 2005. Mr. Stalder was a member of the board of directors of C-COR Incorporated (network distribution equipment) until December 2007. Mr. Stalder is a certified public accountant and the former managing partner of the Pittsburgh office of PricewaterhouseCoopers LLP (accounting firm).

Board Meetings and Committees

Meetings in 2007

During 2007, the board held six meetings. The average attendance at meetings of our board and committees of our board during 2007 was over 92 percent, and each director attended at least 75 percent of the total number of meetings of the board and committees of the board on which such director served.

Our board of directors currently has four standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, and a safety, health and environmental committee. Descriptions of the audit committee, management development and compensation committee, nominating and corporate governance committee and safety, health and environmental committee are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

We expect each director to attend the meetings of the board, the board committees on which the director serves and the annual meeting of shareholders. All of the members of our board at the time of our annual meeting last year, with the exception of Mr. Young, attended our annual meeting of shareholders in 2007.

Membership of Committees

The following table shows the membership of each committee prior to February 1, 2008 and as of February 1, 2008, which is when Ms. Baldwin was elected to our Board and appointed to the audit committee.

Committee	Members prior to February 1, 2008	Members as of February 1, 2008
Audit	James C. Stalder (Chair) Clayton A. Sweeney T. Michael Young	James C. Stalder (Chair) Cynthia A. Baldwin Clayton A. Sweeney T. Michael Young

Nominating and Corporate Governance	David M. Hillenbrand (Chair) James C. Stalder Clayton A. Sweeney T. Michael Young	David M. Hillenbrand (Chair) James C. Stalder Clayton A. Sweeney T. Michael Young

Management Development and Compensation	T. Michael Young (Chair) David M. Hillenbrand James C. Stalder	T. Michael Young (Chair) David M. Hillenbrand James C. Stalder

Safety, Health & Environmental	Clayton A. Sweeney (Chair) Robert Cizik David M. Hillenbrand Walter W. Turner	Clayton A. Sweeney (Chair) Robert Cizik David M. Hillenbrand Walter W. Turner

Independence of Committee Members

We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we also refer to as the SEC, including the rules relating to independent members on our board committees. The SEC rules set forth the independence requirements for our audit committee and require that all members of our audit committee be independent. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit committee, nominating and corporate governance, and management development and compensation committees are independent as required by the SEC and the NYSE rules.

Audit Committee

The audit committee is required to hold at least four regularly scheduled meetings each year and held seven meetings in 2007. The board has determined that Mr. Stalder is our financial expert as such term is defined under the SEC rules.

The audit committee’s responsibilities include oversight of the integrity of our financial statements, the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor, review of the independence of our independent auditor, resolution of disagreements between our management and independent auditor and oversight of our internal audit function.

In connection with oversight of the integrity of our financial statements, the audit committee’s responsibilities include:

•	Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•	Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•

Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to any audit problems or difficulties and management’s response;

•

Reviewing management’s assessment of the effectiveness of internal control over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•	Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•	Reviewing disclosures in our periodic reports filed with the SEC, including “Management’s Discussion and Analysis”.

In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•	Receiving annual written communication from the independent auditor delineating all their relationships with and proposed professional services to us;

•	Reviewing all non-audit services proposed to be provided by the independent auditor;

•

Receiving and reviewing, on an annual basis, reports from the independent auditor regarding the firm’s internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•	Reviewing the qualifications of the lead partner of the independent auditor and making certain that the lead partner position is replaced every five years; and

•	Reviewing and approving, as appropriate, the compensation of the independent auditor.

The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Management Development and Compensation Committee

The management development and compensation committee is required to meet at least four times a year and held five meetings in 2007. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the executive level. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Business Conduct and Ethics and are commensurate with the high standards of performance expected of our directors and officers.

The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once a year. In addition, the management development and compensation committee annually reviews and makes recommendations to the board with respect to our chief executive officer’s compensation. The committee also annually reviews and makes recommendations to the board with respect to the compensation structure for all other officers and key executives, including the adoption of cash-based incentive and bonus compensation plans and equity-based incentive and bonus compensation plans.

The management development and compensation committee is charged with administering our cash-based and share-based incentive and bonus compensation plans, which we refer to as incentive and bonus compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of rewards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive and bonus compensation plan and equity-based plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

At least annually, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management. The committee must also review and make recommendations to the board regarding revisions of its charter.

The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. In addition, the committee has the power to form and delegate authority to subcommittees. In accordance with its authority to retain advisors, the committee engaged Mercer Human

Resources Consulting, which we refer to as Mercer, Towers Perrin HR Services, which we refer to as Towers Perrin, and Frederic W. Cook & Co., Inc., which we refer to as FW Cook, as outside consultants to advise the committee during 2006 and 2007. FW Cook does not advise our management, and receives no other compensation from us. Mercer and Towers Perrin also were retained by management in 2006 and 2007 and advised management on certain compensation and benefits issues. Towers Perrin and FW Cook attended certain of the committee meetings in 2007. Additional detail regarding the services performed by Mercer, Towers Perrin and FW Cook can be found beginning on page 25 under “Role of Consultants.”

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is required to meet at least three times each year and held five meetings in 2007. The nominating and corporate governance committee’s goals and responsibilities include identifying individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors and using this criteria in its recommendation of new directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates.

Although there are no specific minimum qualifications a nominee must meet in order to be recommended for the board, the committee’s charter provides that it should seek to establish a board that consists of individuals from diverse educational and professional experiences and backgrounds, that when taken as a whole, provides meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, prominence and reputation in their profession, a global business perspective, concern for the long-term interests of the shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board at that point in time. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. The committee reviews the membership criteria and modifies them as necessary each year.

The committee is responsible for the oversight of the evaluation of the board of directors and our management. In doing so, the nominating and corporate governance committee (i) evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers); (ii) reviews the performance, qualifications and other related issues concerning board members at least once every three years; (iii) reviews with our chief executive officer the succession plans relating to our officers; and (iv) reviews the functions of our officers.

The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management. The committee is also committed to making sure that our governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the nominating and corporate governance committee developed and recommended to the board of directors a set of corporate governance guidelines.

At least once every two years, the nominating and corporate governance committee must recommend to the board appropriate changes to, the articles of incorporation, by-laws, corporate governance guidelines, the charters of the other committees of the board of directors, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Officers. The nominating and corporate governance committee is charged with at least annually investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Business Conduct and Ethics, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest. The nominating and corporate governance committee must keep informed as to current requirements and trends in corporate governance to ensure we are fully compliant with the law and engaging in or striving to attain corporate governance “best practices”.

The nominating and corporate governance committee may obtain advice and assistance from internal or external legal, accounting or other advisors, without the presence of our officers and may interview and meet with our employees without the presence of our management.

Safety, Health and Environmental Committee

Our safety, health and environmental committee has four members: Mr. Sweeney as chairman and Mr. Cizik, Mr. Turner and Dr. Hillenbrand as additional members of the committee. The safety, health and environmental committee held four meetings in 2007 and is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative, regulatory and social trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that senior executive managers and operations level managers are promoting proper and government-mandated practices in the areas of safety, health and environment and that we have written procedures and audits in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices” and, among other things, include guidelines to assist our board in determining whether a director is independent under the NYSE rules.

Our corporate governance guidelines address matters such as the selection and composition of the board, board leadership, board composition and performance, board relationship to senior management, meeting procedures and committee matters.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

A majority of our board members are independent within the meaning of the NYSE rules. In accordance with the NYSE rules, on November 7, 2007, our board of directors reviewed the independence of each director and nominee for election as a director, except Ms. Baldwin (whose independence was reviewed on February 6, 2008) in accordance with our corporate governance guidelines and the NYSE rules. Based on its review, the board of directors determined that a majority of our directors have no material relationship with us (neither directly or as a partner, shareholder nor as an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Ms. Baldwin, Dr. Hillenbrand, Mr. Stalder, Mr. Sweeney and Mr. Young each satisfy the independence standards. In addition, based on its evaluation, the board has determined that Mr. Cizik, Mr. Oberbeck and Mr. Turner are not independent.

In reaching this determination, the board reviewed the guidelines listed below, which are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director. In reviewing the guidelines below and the NYSE rules with respect to Mr. Sweeney, who is counsel to Schnader Harrison Segal & Lewis, LLP, which provided counsel to us during 2007 for a total of approximately $100,000 in legal fees, the board considered our arrangement with the firm and determined that the arrangement is not material.

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was also our employee;

•	an immediate family member of the director was or is employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by our independent auditor and personally worked on our audit within that time;

•	an immediate family member of the director was (but is no longer) a partner in or employed by our independent auditor and personally worked on our audit within that time;

•	one of our executive officers was on the board of directors of a company which employed our director, or which employed an immediate family member of the director as an executive officer; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $100,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation.

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of our independent auditor;

•	the director is a current employee of such independent auditor; or

•	the director has an immediate family member who is a current employee of such independent auditor and who participates in such independent auditor’s audit or tax compliance practice.

When the board reviews the independence of its members, the board does not consider the following categorical commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of another company that has made payments to, or received payments from us, in any of the last three fiscal years that are less than the greater of $1.0 million or two percent of the annual revenues of the company with which he or she is so associated;

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer; and

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions). We have not made contributions to any tax exempt organization in which any independent director serves as an executive officer within the preceding three years that total more than the greater of $1.0 million or two percent of such tax exempt organization’s consolidated gross revenues.

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Executive Sessions

Our current policy is that the roles of the chairman of the board and the chief executive officer should be separate. If the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors will serve as the presiding director for the executive sessions of the non-management directors and in communicating the board’s annual evaluation of the chief executive officer. Currently, the chairman of the board of directors, Mr. Cizik, is not also the chief executive officer. Therefore, Mr. Cizik serves as the presiding director for meetings of the non-management directors and in communicating the board’s annual evaluation of the chief executive officer.

With the pending retirement of Mr. Cizik from the board, the board expects to appoint an independent, non-employee member to replace Mr. Cizik as chairman of the board following the annual meeting.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics for all directors, officers and employees and a Code of Ethics for Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Business Conduct and Ethics covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply fully with the Code of Business Conduct and Ethics and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the non-executive chairman or the non-management directors as a group may do so by sending a written communication to the attention of the non-executive chairman,

c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

Procedure for Shareholder Nominations of Directors

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The written submission should include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and a written indication of the individual’s willingness to serve as a director of the company. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures.

Committee Reports to Shareholders

Audit Committee Report

As set forth in the charter, our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. The independent auditor is responsible for planning and carrying out an integrated audit of our consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and reviewing our quarterly financial statements and annual financial statements prior to the filing of each of our quarterly reports on Form 10-Q and annual reports on Form 10-K, respectively.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007, with management and with Ernst & Young LLP, our independent auditor for 2007. The audit committee has also received from our independent auditor a letter pursuant to Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (successor to Statement on Auditing Standards No. 61, Communication with Audit Committees), as currently in effect, and has discussed the matters referred to in such letter with the independent auditor. The audit committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. Also, in the performance of its oversight function, during 2007 the audit committee received frequent reports from our manager of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with Ernst & Young LLP their independence. As a result of the enactment of the Sarbanes-Oxley Act of 2002, the audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

James C. Stalder (Chairman)	Clayton A. Sweeney
Cynthia A. Baldwin	T. Michael Young

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on that review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

T. Michael Young (Chairman)	David M. Hillenbrand
James C. Stalder

COMMON STOCK OWNERSHIP

Director and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 20, 2008, by directors, the named executive officers, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

	Shares of Beneficially Owned Common Stock
Name of Beneficial Owner	Amount of Beneficially Owned Common Stock	Percent of Class
Robert Cizik (1)	162,964	*
Cynthia A. Baldwin	1,500	*
David M. Hillenbrand	11,348	*
Christian L. Oberbeck (2)	156,230	*
James C. Stalder	6,000	*
Clayton A. Sweeney	18,416	*
T. Michael Young	6,000	*
Walter W. Turner	272,948	1.3%
Kevin J. Fitzgerald	30,406	*
Steven R. Lacy	16,206	*
Thomas D. Loadman	11,444	*
Brian H. McCurrie	18,422	*
All Directors and Executive Officers as a Group (18 in total)	822,521	4.0%

*	Less than one percent

(1)	As further described under “Related Party Transactions—Cizik Loan” on page 50, a portion of Mr. Cizik’s shares are pledged to us as security.

(2)	Consists of 128,273 shares owned directly by Mr. Oberbeck and 27,957 shares of common stock owned by Saratoga Associates III LLC, of which Mr. Oberbeck is an affiliate. Mr. Oberbeck may be deemed to beneficially own the securities held of record by Saratoga Associates III LLC. Mr. Oberbeck disclaims beneficial ownership of the shares he indirectly owns, except to the extent of his pecuniary interest therein.

Beneficial Owners Of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 20, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficially Owned Common Stock	Percent of Class
Keeley Asset Management Corp. (1) 401 South LaSalle Street Chicago, Illinois 60605	1,433,730	6.9%

T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	1,322,800	6.3%

Tontine Capital Partners, L.P. (3) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	1,319,648	6.3%

(1)	According to the Schedule 13G filed February 14, 2008, Keeley Asset Management Corp. beneficially owns 1,433,730 shares and has sole voting and sole dispositive power over such shares. Keeley Asset Management Corp. shares beneficial ownership over 1,405,000 shares with Keeley Small Cap Value Fund, a series of Keeley Funds, Inc., which has no power to vote or dispose of the 1,405,000 shares.

(2)	According to the Schedule 13G filed February 13, 2008, 1,322,880 shares of our common stock are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment adviser with sole voting power over 130,400 shares and sole dispositive power over 1,322,800 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Jeffrey L. Gendell is a managing member of Tontine Capital Management, L.L.C., which beneficially owns, as the general partner of Tontine Capital Partners, L.P., 1,195,948 shares, and in that capacity directs its operations. Mr. Gendell also beneficially owns the shares beneficially owned by Tontine Overseas Associates, L.L.C., which beneficially owns, as investment manager to Tontine Capital Overseas Master Fund, L.P., 123,700 shares. Accordingly, he shares both dispositive and voting power with respect to the 1,319,648 shares. This footnote is based solely on the information provided by Tontine Capital Management, L.L.C., Tontine Capital Partners, L.P., Tontine Overseas Associates, L.L.C. and Mr. Gendell pursuant to a Schedule 13G filed January 25, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The management development and compensation committee of our board of directors oversees the compensation program for our named executive officers who are identified in the “Summary Compensation Table” below.

The committee’s duties include setting executive compensation program principles and corresponding objectives, approving specific compensation recommendations made by our chief executive officer for his subordinates, determining the compensation of our chief executive officer, assessing performance, reviewing market pay levels and design trends, approving the terms of equity incentive plans, determining equity and cash incentives and evaluating retirement and other benefits from time to time.

Executive Compensation Program Principles

The committee believes that the total amount of compensation paid to the named executive officers should be closely aligned with our performance. Our total compensation packages should help us to accomplish our executive compensation objectives, as described below, which are critical to our long-term success. The committee considers the following principles when it makes compensation decisions:

•

Pay for Performance — A portion of the total compensation of the named executive officers should be based on our performance. We will pay our named executive officers higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — We try to align our compensation programs with both our short-term and long-term business strategies.

•

Pay Competitively — We believe that total compensation for our named executive officers should approximate the market median. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, size, and complexity. The companies our committee has selected as our peer group are listed below.

Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs:

•	Attract — We want our compensation programs to be sufficiently comparable to market in terms of level of pay and form of award.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our leaders to meet or exceed our goals and generate superior returns to our shareholders.

•	Align — We want executives to own a significant number of shares of our stock to align their financial interests with those of our shareholders.

Key Objectives of Compensation Programs

The compensation objectives for our named executive officers are achieved through the following ongoing programs, which are discussed in more detail later in this compensation discussion and analysis.

Compensation Program	Description	Objectives Achieved

Base Salary	• Fixed cash compensation payable monthly	• Attract • Retain

Annual Bonus/Incentive	• Variable annual cash award • Payments can be higher or lower than target based on comparison of EPS and value creation to target performance	• Attract • Retain • Engage

Long-Term Incentives	• Combination of stock options and share-based awards that vest both over time and based on achievement of performance goals under the 2005 Long-Term Incentive Plan and 2004 Restricted Stock Unit Plan	• Attract • Retain • Engage • Align

Retirement Benefits	• 401(k) plan • Benefit Restoration Plan	• Attract • Retain

Perquisites and other benefits

•   Club dues

•   Parking

•   Survivor Benefit Plan

•   Gross-ups and tax reimbursement relative to our Retirement Income Restoration Plan and Supplemental Executive Retirement Plan

•   Survivor Benefit Plan

•   Standard salaried benefit plans

• Attract • Retain

In 2007, our named executive officers were paid a total compensation package consisting of a cash base salary (representing on average 39 percent of total annual compensation), an annual cash bonus/incentive (representing on average 24 percent of total annual compensation) and long-term incentives (with an expected value representing on average 37 percent of total annual compensation).

Role of Consultants

During the second half of 2006, an independent subcommittee of the management development and compensation committee hired Towers Perrin to evaluate the competitiveness of the Company’s compensation program, including the program affecting the named executive officers. The scope of the study included base salary, annual bonus/incentive, long-term incentive, and retirement benefits (including tax-qualified benefits as well as non-qualified supplemental benefits). The results of the study provided the foundation for program design changes discussed below.

In late 2006, the independent subcommittee hired Mercer for advice about freezing its qualified and non-qualified defined benefit plans and replacing them with qualified and non-qualified defined contribution plans. The resulting changes took effect January 1, 2007 and are discussed later.

In late 2006, the management development and compensation committee hired FW Cook to develop a post-IPO long-term incentive design that supports the achievement of our strategic plan and long-term financial goals and is discussed later.

In early 2008, the management development and compensation committee hired FW Cook to review the competitiveness of our senior executive compensation structure, as well as the aggregate costs and dilutive implications associated with the Company’s long-term incentive program.

Roles of CEO, Committee and Board

For each named executive officer (other than himself), our chief executive officer proposes salary adjustments to the committee, and he makes recommendations about the allocation of the 60 percent of the annual bonus/incentive that is based on his subjective assessment of the individual’s performance. The committee reviews these proposals based on the executive’s performance, on our performance and on a review of market median levels for each named executive officer position.

For the chief executive officer, the committee reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation (such as the company’s safety, health and environmental performance, business results, quality and productivity improvement initiatives and growth initiatives), evaluates the chief executive officer’s performance in light of those goals and objectives and independently establishes the annual compensation of the chief executive officer at an appropriate level based on such evaluation. The committee then recommends to the board of directors for approval the compensation of the named executive officers including the chief executive officer.

Setting the Level of Compensation

The committee reviews the compensation structure for the named executive officers and other key executives, including incentive compensation plans and bonus plans, on an annual basis. Management and the committee reviewed competitive compensation practices in late 2006 for 2007 compensation decisions and in early 2008 in support of 2008 compensation decisions. Our reviews have shown our compensation levels to be low relative to the principles that we have established for ourselves. Our total compensation (which includes for the purpose of this discussion, base salary, annual bonus and long-term incentive awards) for named executive officers, as most recently studied by FW Cook, approximated the 25th percentile. We are in the midst of a multi-year process to bring our actual compensation into better alignment with our principles. We consider the competitiveness of the major elements of executive compensation independently and as a whole. Over the past two years our analysis has prompted some re-allocation of compensation among the various elements:

•

Effective 2007, we froze our supplemental executive retirement benefits (as discussed in more detail in a later section) to ensure a better balance among the major elements of executive compensation and closer alignment with competitive practices.

•

Effective 2007, we implemented our long-term incentive plan to address and align our objectives to attract, retain and engage our key executives and to ensure a better balance among the major elements of executive compensation and closer alignment with competitive practices. The combination of stock options, restricted stock units and performance stock units falls within the range of peer group practices and has a strong performance orientation. Our long-term incentive mix is more heavily weighted towards performance-based long-term incentive awards than peer group average practice: our long-term mix was 28 percent stock options, 52 percent performance stock units and 20 percent restricted stock units as compared to our peer group average of 28 percent stock options, 24 percent performance stock units and 48 percent restricted stock units.

•

In 2008, we increased our named executive officers’ salaries from approximately five percent to 20 percent to address our objective to retain key executives and to ensure a better balance among the major elements of executive compensation and closer alignment with competitive practices. These increases will become effective in April 2008.

Companies Used for Defining Competitive Compensation

For many positions, we benchmark compensation and benefits against companies of various industries, sizes, and locations. In comparing the compensation and benefits of our named executive officers, we focus on a specific peer group of companies selected primarily on the basis of comparable industry, size and complexity. We have determined such a peer group with the assistance of our consultants, including annually evaluating what changes, if any, are warranted to the group. The companies in the peer group have been studied by consultants to assess the competitiveness of our compensation and benefit levels. For decisions about 2007 pay levels, our peer group included the following companies:

A. Schulman	New Market
American Railcar Industries	OM Group
Arch Chemicals	Pioneer Companies
Freight Car America	Sensient Technologies
Georgia Gulf	Spartech
Greenbrier Companies	Wabtec
Minerals Technologies	Westlake Chemical

With respect to decisions about 2008 pay levels, our peer group remained the same, except for the removal of the Pioneer Companies, which was removed because it was acquired by another company.

Compensation Element Details

Base Salary.  A competitive base salary is a critical component of attracting valuable executives. Our base salaries are set to recognize different levels of responsibility within the company. Base salaries also serve as the basis for establishing the target payouts for annual bonuses and long-term incentives as well as the basis for retirement benefits and certain perquisites. The committee reviews base salaries annually and adjustments are typically effective in April. The management development and compensation committee recently approved salary increases that will help move our executives’ salaries closer to the competitive level targeted by our pay principles. Our salaries had been well below the desired competitive posture in some cases; accordingly, the salary increases effective April 2008 vary from approximately five percent to 20 percent and have in some cases been disclosed by us in prior SEC filings and will be disclosed in next year’s Summary Compensation Table for 2008.

Annual Bonus/Incentive.  The purpose of our annual bonus/incentive plan is to attract, retain, and engage key members of our management team; to stimulate creativity and entrepreneurial thinking; and to enhance our business growth and profitability by providing those executives charged with leadership roles an opportunity for additional compensation based upon their contributions to our overall performance. These plans reward the achievement of outstanding business results and reduce or eliminate the award for failure to achieve target business results. We believe that these plans align the goals of our executives with those of our shareholders, foster a spirit of teamwork and mutual support among our executives, reinforce principles of continuous improvement and encourage high levels of personal performance among our executives.

Our annual bonus/incentive is funded based on corporate-wide adjusted EPS and value creation measured at the corporate and business unit levels. For each participant, 40 percent of the funded pool(s) is distributed on a pro rata basis according to adjusted EPS and value creation results. The remaining 60 percent is allocated by the CEO based on his subjective review of the participants’ performance.

•

Adjusted EPS — We believe adjusted earnings per share, or adjusted EPS, is an important measure of our success and is monitored by our shareholders. Adjusted EPS is determined by deducting certain charges from the earnings per share, or EPS, amount calculated under generally accepted accounting practices. These deductions have historically included non-recurring charges such as costs associated with plant closures and restructuring costs and costs related to pension curtailment. In 2007, no such charges were deducted from EPS to arrive at our adjusted EPS.

•

Value Creation — We believe value creation is an important indicator of the quality of our earnings. Value creation is defined as the amount of our earnings (before interest and taxes) which exceed a pre-defined level. To calculate the predefined level, we multiply the value of the assets invested in the business unit by 15 percent, which is our assumed cost of capital. In 2007, value creation goals were developed using the 2007 budget targets. Value creation is used both for the corporate plan and the business unit plans.

Mr. Turner, Mr. Lacy and Mr. McCurrie have 100 percent of their annual bonus/incentive potential allocated to our senior management corporate incentive plan, which we refer to as the corporate plan. Under the corporate plan at target performance, 60 percent of the pool is funded by adjusted EPS performance, and 40 percent is funded by corporate value creation. In 2007, the company was required to achieve a threshold level of adjusted EPS of $1.48 per share in order to fund the corporate pool. The total amount of the pool available for distribution was calculated based on a range of adjusted EPS from $1.48 per share to a maximum of $2.22 per share and a range of value creation from $46.5 million to a maximum of $69.7 million. In 2007, the company actually achieved adjusted EPS of $3.06 per share and value creation of $88.0 million. Therefore, the corporate plan was funded at maximum. Our financial results are discussed in detail in our Annual Report on Form 10-K for the year ended December 31, 2007.

Mr. Fitzgerald and Mr. Loadman have 25 percent of their annual bonus/incentive potential allocated to adjusted EPS results as measured under the corporate plan and 75 percent of their bonus/incentive allocated to value creation plans that relate to their respective business units, which we refer to as the business unit plans. In 2007, the amount of the aggregate bonus/incentive pool payable under the business unit plans was established based entirely on the achievement of value creation goals at each business unit. Adjusted EPS is not part of the calculation for the business unit plans.

In 2007, Mr. Fitzgerald’s annual bonus/incentive was based 25 percent on adjusted EPS as measured in the corporate plan and 75 percent on the global carbon materials and chemicals business unit plan. The total amount of the pool available for distribution under the global carbon materials and chemicals business unit plan was calculated based on a range of value creation from $39.5 million to a maximum of $59.3 million. In 2007, the global carbon materials and chemicals business unit plan actually achieved value creation of $66.6 million. Therefore, the formulaic portion of the global carbon materials and chemicals business unit plan was funded at maximum.

In 2007, Mr. Loadman’s annual bonus/incentive was based 25 percent on adjusted EPS as measured in the corporate plan and 75 percent on the railroad and utility products business unit plan. The total amount of the pool available for distribution under the railroad and utility products business unit plan was calculated based on a range of value creation from $17.5 million to a maximum of $26.3 million. In 2007, the railroad and utility products business unit plan actually achieved value creation of $27.9 million. Therefore, the formulaic portion of the railroad and utility products business unit plan was funded at maximum.

For both the corporate plan and the business unit plans, the portion of the annual bonus/incentive for each named executive officer that is determined based on the formula suggested by adjusted EPS and/or value creation results as described above is reported in the nonequity incentive column of the Summary Compensation Table.

For each named executive (other than the chief executive officer), the chief executive officer established the amount of the remaining pool to be distributed based on his judgment regarding the executive’s overall performance and performance against certain pre-established goals. The chief executive officer proposed these amounts to the committee. The committee reviewed the proposed amounts and then made a recommendation to the board of directors. With respect to the chief executive officer’s annual bonus, the committee reviewed the performance of the chief executive officer during the year, and in its discretion recommended the amount of the bonus/incentive to be paid from the pool generated from the corporate plan to the chief executive officer to the board of directors. The board of directors approved the amounts of the bonuses/incentives paid to the named executive officers. These amounts are reported in the Bonus column of the Summary Compensation Table.

In 2007, we paid annual bonus/cash incentives on average at 143 percent of target incentive levels to all participants in our annual incentive plans.

Long-Term Equity Incentives.  Long-term incentives have been awarded to the named executive officers under two separate plans, the Koppers Inc. 2004 Restricted Stock Unit Plan, which we refer to as the restricted stock unit plan, and the Koppers Holdings Inc. 2005 Long Term Incentive Plan, which we refer to as the long-term incentive plan.

In August 2004, we made awards of restricted stock units to each of the named executive officers under the restricted stock unit plan. The vesting schedule for these units was 20 percent per year beginning in 2004 and ending in 2008. The last installment of these units is scheduled to vest in November 2008. This plan was designed to provide our executive officers with an opportunity to acquire an ownership interest or increase their ownership interest in the company and as an incentive for them to continue in our employ while adding value to and growing the company. The restricted stock unit plan further aligns the interests of our executives with our shareholders. The amounts expensed in 2007 for such awards to the named executive officers are included in the “Summary Compensation Table” on page 34 below.

In February 2006, we adopted the long-term incentive plan. This plan permits awards of various types of long-term incentives, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance awards, dividend equivalents and other stock-based awards. In late 2006, we began to design the programs under the plan in order to accomplish several key goals, including:

•	aligning the interests of management with those of our shareholders;

•	focusing key employees on the achievement of longer-term operational goals;

•	tying realized compensation to the achievement of long-term financial objectives;

•	strengthening the retention value of our compensation program for both the named executive officers but also for the next generation of our leaders; and

•	providing an industry-competitive long-term incentive program that is consistent with practices among publicly traded companies.

In March 2007, our board of directors granted performance-based restricted stock units, stock options, and time-based restricted stock units to certain key executives, including the named executive officers. Each long-term incentive vehicle is intended to serve a different purpose, and, when combined, we believe that the total mix will result in a balanced long-term equity incentive program.

•

Performance-based restricted stock units are intended to focus participants on long-term operating performance, as measured by cumulative value creation over a three-year period. The performance-based restricted stock units will vest, if at all, upon the achievement of a cumulative value creation target of $190 million over the performance period from January 1, 2007 to December 31, 2009. The number of performance-based shares ultimately earned and issued can vary from zero percent to 150 percent of the target amount based upon actual performance.

•

Stock options are intended to provide a leveraged incentive based on stock price appreciation. The stock options granted to the named executive officers in May 2007 were approved by the Committee in March 2007 with the provision that the options would be awarded after the close of the third business day after the first quarter earnings release (May 8, 2007) with the exercise price set at the closing price on that day.

•

Time-based restricted stock units are intended to help to retain participants (some of whom are currently eligible for retirement), as well as to help attract the next generation of our senior management. The time-based restricted stock units will vest in March 2010 if the named executive officer to whom they were granted is still employed by us at that time.

Retirement Benefits.  As of January 2006, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintained a defined contribution plan that permitted U.S. salaried employees to contribute up to 20 percent of pay, subject to applicable limits for 401(k) plans. We matched 50 percent of salaried employee contributions up to six percent. We also maintained two non-qualified excess defined benefit plans. One of these non-qualified excess defined benefit plans provided benefits that were otherwise limited by the tax code, and the other plan provided for an additional retirement benefit annuity based on final average pay and years of service.

We made significant changes in our retirement benefits during 2006. First, we froze the qualified and non-qualified defined benefit plans in which U.S. salaried employees participate. No new salaried participants are permitted in these plans after December 31, 2006, and no further benefits will accrue for U.S. salaried employees after December 31, 2006. Benefits will be calculated based on participants’ compensation and years of service at the time of the freeze; however, years of service will continue to accrue for vesting and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. We decided to freeze the plans to better manage the volatile expense associated with the qualified defined benefit plan and to provide the kind of portable benefits becoming more prevalent in the marketplace.

In light of the freezing of benefits under our qualified defined benefit plan, we decided to provide, based on age and years of service, a uniform employer contribution to U.S. salaried employees, including the named executive officers, of at least three percent and up to a maximum of nine percent of compensation to the employee’s defined contribution plan. We also continue to match contributions by salaried employees, including the named executive officers, at an amount equal to 50 percent of the first six percent of compensation contributed by the salaried employee. In 2007, we approved the establishment of a supplemental benefit plan to restore employer non-elective contributions lost by certain highly-paid employees, including the named executive officers, in our defined contribution plan under U.S. tax law.

Perquisites and Other Benefits.  We provide a limited number of perquisites to certain of our named executive officers, which include club dues, executive long-term disability insurance, executive physicals, and parking expenses. Additional details of the perquisites we provide are more fully described in the footnotes to the “Summary Compensation Table” below.

We provide these perquisites to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our named executive officers are reflected in the “All Other Compensation” column of the “Summary Compensation Table” below on page 34.

Other benefits we provide include benefits provided under our Survivor Benefit Plan. The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including the named executive officers. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will not be entitled to any benefits under the plan.

Our named executive officers also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Contracts.  We generally use contractual arrangements where appropriate to assist in our recruitment and retention of our named executive officers. We have entered into employment agreements with Mr. Lacy and Mr. McCurrie, and we have entered into change in control agreements with each of Mr. Turner, Mr. Fitzgerald and Mr. Loadman. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 41 below.

Tax Considerations

Cash compensation, such as base salary or annual bonus/incentive, is taxable as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

The management development and compensation committee is aware of Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of $1 million, and which specifies the requirements for the “performance-based” exemption from this limit. The committee’s general policy is to preserve the deductibility of compensation paid to the named executive officers when appropriate; for example, our stock option awards and performance-based restricted stock unit awards generally qualify for the performance-based exemption and would therefore be deductible. The committee nevertheless authorizes other compensation that might not be deductible if it believes doing so is in the best interests of our shareholders; for example time-based restricted stock units and our annual bonus/incentive. Therefore, a portion of compensation may not be deductible under Section 162(m) of the tax code.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the management development and compensation committee review and consider the accounting implications of a given award, including the estimated expense.

Executive Compensation Policies

Our Code of Business Conduct and Ethics contains a policy related to insider trading and securities compliance. The policy applies to all of our employees, officers, directors and other personnel, and those of our subsidiaries. The policy provides, among other things, that if anyone covered by the policy has any material non-public information relating to us, they must not purchase or sell, or advise any other person to purchase or sell, securities we have issued, including our common stock. The policy also restricts the communication of material non-public information. Special rules apply to those persons who are designated as being the “window group” or the “restricted group.”

Under the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results due to a material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer must repay us for certain incentive-based and equity-based compensation and profits received by our chief executive officer and chief financial officer during the 12-month period following the initial release of our financial results.

Stock Ownership Guidelines

The management development and compensation committee and our board of directors have approved stock ownership guidelines. The guidelines apply to selected members of the management team, including all of the named executive officers and our non-employee directors. The stock ownership guidelines were designed to achieve the following objectives:

•	demonstrate our commitment to and confidence in our long-term prospects;

•	align our interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock.

Our ownership guidelines (expressed as the value of stock ownership as a percentage of pay) are noted below. Those subject to the guidelines have five years to meet the guidelines (February 7, 2012 for executive officers incumbent as of February 2007 and March 22, 2012 for directors incumbent as of March 22, 2007).

Position	Pay Multiple	Form of Pay

Chief Executive Officer	5x	Base salary

Senior Vice President Chief Financial Officer	3x	Base salary

Other Elected Officers	1x	Base salary

Non-employee Directors	5x	Annual cash retainer

Shares owned outright by the executives and/or their spouses count toward meeting the guidelines. Unvested restricted share units, unearned performance share units and unexercised stock options will not count toward the guidelines.

Summary Compensation Table

The following table shows the compensation of all individuals who served at any time during 2007 as either our principal executive or principal financial officers, together with our three most highly compensated officers, who were serving as executive officers as of December 31, 2007 (other than the principal executive and principal financial officers). We refer to the five executives below as our “named executive officers”. In accordance with SEC rules, we have not included compensation for 2006 for Mr. Loadman because he first became a named executive officer in 2007.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings			All Other Compensation (2)		Total

Walter W. Turner President and Chief Executive Officer	2007 2006	$527,502 482,508	$350,690 293,250	$258,211 105,120	$39,881 —	$219,310 196,750	$	— 1,264,000	(3)	$132,409 35,111	(4)	$1,528,003 2,376,739

Kevin J. Fitzgerald Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	2007 2006	$285,000 239,650	$136,523 104,709	$119,093 52,560	$17,494 —	$93,352 68,789	$	— 575,000	(5)	$60,655 18,117	(6)	$712,117 1,058,825

Steven R. Lacy Senior Vice President, Administration General Counsel and Secretary	2007 2006	$306,207 292,290	$138,229 135,721	$121,576 52,560	$18,105 —	$96,771 89,279	$	— 70,000	(7)	$36,476 21,276	(8)	$717,364 661,126

Thomas D. Loadman Vice President and General Manager, Railroad Products and Services, Koppers Inc.	2007	$242,985	$109,272	$87,775	$9,542	$84,606		$—	(9)	$43,792	(10)	$577,972

Brian H. McCurrie Vice President and Chief Financial Officer	2007 2006	$279,522 255,600	$144,632 124,064	$112,871 52,560	$15,903 —	$85,368 75,936	$	— 22,000	(11)	$40,991 19,843	(12)	$679,287 550,003

(1)	The amounts shown in this column represents the amount we have expensed in 2007 and 2006 under FAS 123R for all outstanding restricted stock units and performance stock units and in 2007 for all outstanding stock options. Additional information regarding the size of the awards is set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables. These award fair values have been determined based on the assumptions set forth in note 8 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	The full amount of “all other compensation” disclosed for each named executive officer includes an amount based on accrued accounts attributed to such named executive officer’s benefit pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan.

(3)	The increase in the present value of the accumulated pension benefit for Mr. Turner is negative $830,513.

(4)	The full amount of “all other compensation” disclosed for Mr. Turner in 2007 ($132,409) includes perquisites and other personal benefits in the amount of $29,827 consisting of club dues, parking, and an amount attributed to the Survivor Benefit Plan; retirement plan contributions in the amount of $26,850; and $71,325 attributed to the benefit restoration plan.

(5)	The increase in the present value of the accumulated pension benefit for Mr. Fitzgerald is negative $31,548.

(6)	The full amount of “all other compensation” disclosed for Mr. Fitzgerald in 2007 ($60,655) includes perquisites and other personal benefits in the amount of $11,436 consisting of club dues and an amount attributed to the Survivor Benefit Plan; retirement plan contributions in the amount of $26,850; and $21,015 attributed to the benefit restoration plan.

(7)	The increase in the present value of the accumulated pension benefit for Mr. Lacy is negative $9,756.

(8)	The full amount of “all other compensation” disclosed for Mr. Lacy in 2007 ($36,476) includes perquisites and other personal benefits in the amount of $12,539 consisting of club dues, physicals and an amount attributed to the Survivor Benefit Plan; retirement plan contributions in the amount of $13,350; and $9,186 attributed to the benefit restoration plan.

(9)	The increase in the present value of the accumulated pension benefit for Mr. Loadman is negative $29,680.

(10)	The full amount of “all other compensation” disclosed for Mr. Loadman in 2007 ($43,792) includes perquisites and other personal benefits in the amount of $4,092; retirement plan contributions in the amount of $26,850; and $11,738 attributed to the benefit restoration plan.

(11)	The increase in the present value of the accumulated pension benefit for Mr. McCurrie is negative $7,620.

(12)	The full amount of “all other compensation” disclosed for Mr. McCurrie in 2007 ($40,991) includes perquisites and other personal benefits in the amount of $18,769 consisting of club dues and an amount attributed to the Survivor Benefit Plan; retirement plan contributions in the amount of $13,350; and $7,636 attributed to the benefit restoration plan.

Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to each named executive officer during 2007 under the non-discretionary portion of our senior management corporate incentive plan or the applicable business unit plan identified below. The table below also reflects awards granted to each named executive officer during 2007 under our long term incentive plan. The actual amounts paid to each named executive officer during 2007 are included in the “Summary Compensation Table” above.

			Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name and Principal Position	Plan Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Turner President and Chief Executive Officer	Corporate Plan			$73,501	$147,002	$220,504
	Long Term Incentive Plan	03/22/2007					6,400	12,800	19,200				$326,272
		03/22/2007								5,113			130,330
		05/08/2007	03/22/2007								16,300	$29.97	179,463

Kevin J. Fitzgerald Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	Corporate Plan			$7,838	$15,675	$23,513
	Global CM&C KVA Plan			23,513	47,025	70,538
	Long Term Incentive Plan	03/22/2007					2,800	5,600	8,400				$142,744
		03/22/2007								2,236			56,996
		05/08/2007	03/22/2007								7,150	$29.97	78,722

Steven R. Lacy Senior Vice President, Administration General Counsel and Secretary	Corporate Plan			$32,432	$64,865	$97,297
	Long Term Incentive Plan	03/22/2007					2,900	5,800	8,700				$147,842
		03/22/2007								2,313			58,958
		05/08/2007	03/22/2007								7,400	$29.97	81,474

Thomas D. Loadman Vice President and General Manager, Railroad Products and Services, Koppers Inc.	Corporate Plan			$6,433	$12,867	$19,300
	R&UP KVA Plan			19,300	38,600	57,900
	Long Term Incentive Plan	03/22/2007					1,550	3,100	4,650				$79,019
		03/22/2007								1,230			31,353
		05/08/2007	03/22/2007								3,900	$29.97	42,939

Brian H. McCurrie Vice President and Chief Financial Officer	Corporate Plan			$28,611	$57,222	$85,833
	Long Term Incentive Plan	03/22/2007					2,550	5,100	7,650				$129,999
		03/22/2007								2,041			52,025
		05/08/2007	03/22/2007								6,500	$29.97	71,565

(1)	The amounts shown in these columns represent the threshold, target and maximum payouts for our performance restricted stock unit awards for the January 1, 2007 through December 31, 2009 performance period. The FAS 123R value of these awards is $25.49 per share at target.

36

Outstanding Equity Awards at Fiscal Year-End

The table below provides information concerning unvested restricted stock units and unvested options held by each named executive officer at December 31, 2007.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercis- able(1)(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)(#)	Market Value of Shares or Units of Stock That Have Not Vested(3)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)($)
Walter W. Turner President and Chief Executive Officer	16,300	$29.97	5/07/2017	36,952	$1,597,813	19,200	$830,208

Kevin J. Fitzgerald Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	7,150	$29.97	5/07/2017	18,156	$785,048	8,400	$363,216

Steven R. Lacy Senior Vice President, Administration, General Counsel and Secretary	7,400	$29.97	5/07/2017	18,233	$788,378	8,700	$376,188

Thomas D. Loadman Vice President and General Manager, Railroad Products and Services, Koppers Inc.	3,900	$29.97	5/07/2017	17,150	$741,549	4,650	$201,066

Brian H. McCurrie Vice President and Chief Financial Officer	6,500	$29.97	5/07/2017	17,961	$776,616	7,650	$330,786

(1)	The stock options granted in 2007 will vest on May 8, 2010.

(2)	The restricted stock units awarded in 2004 will vest on November 1, 2008 and the restricted stock units awarded in 2007 will vest on March 22, 2010.

(3)	The amounts shown in this column represent the market value of these stock awards based on a closing market price of $43.24 per share on December 31, 2007, the last trading day in 2007.

(4)	The performance stock units awarded in 2007 with a three-year performance period ending December 31, 2009 will vest on March 22, 2010.

Option Exercises and Stock Vested

The table below sets forth information concerning the vesting of a portion of restricted stock units held by the named executive officers during 2007.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)($)
Walter W. Turner	31,839	$1,169,454
Kevin J. Fitzgerald	15,920	584,727
Steven R. Lacy	15,920	584,727
Thomas D. Loadman	15,920	584,727
Brian H. McCurrie	15,920	584,727

(1)	The amounts in this column represent the number of shares acquired upon the vesting of restricted stock units on August 31, 2007 multiplied by the closing stock price of $36.73 on the date of vesting. Amounts included do not deduct any taxes paid by the named executive officers in connection with the vesting of the restricted stock units.

Pension Benefits

The table below sets forth information as of December 31, 2007, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Walter W. Turner	Retirement Plan for Koppers Inc. Koppers Inc. Retirement Income Restoration Plan (SERP I) Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	37.58 37.58 35.00	$766,947 1,728,229 3,306,400

$5,801,576

Kevin J. Fitzgerald	Retirement Plan for Koppers Inc. Koppers Inc. Retirement Income Restoration Plan (SERP I) Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	32.25 32.25 32.25	$528,159 137,118 1,169,564

$1,834,841

Steven R. Lacy	Retirement Plan for Koppers Inc. Koppers Inc. Retirement Income Restoration Plan (SERP I) Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.50 5.50 5.50	$66,421 38,366 58,641

$163,428

Thomas D. Loadman	Retirement Plan for Koppers Inc. Koppers Inc. Retirement Income Restoration Plan (SERP I) Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	27.58 27.58 27.58	$424,226 143,051 548,378

$1,115,655

Brian H. McCurrie	Retirement Plan for Koppers Inc. Koppers Inc. Retirement Income Restoration Plan (SERP I) Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	3.25 3.25 3.25	$25,372 14,016 6,579

$45,967

Pension Plan

The named executive officers, along with other participating elected U.S. officers, are covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below).

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including the named executive officers. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, including the named executive officers. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one half of any Social Security benefits.

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for salaried employees. No salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we will provide an annual employer non-elective contribution to eligible salaried employees under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. We will also continue to match contributions by salaried employees at an amount equal to 50 percent of the first six percent of compensation contributed by the employee.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will be entitled to no benefits under the plan.

Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2007, with respect to our defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Balance at Last Fiscal Year End ($)
Walter W. Turner	$71,325	$71,325
Kevin J. Fitzgerald	21,015	21,015
Steven R. Lacy	9,186	9,186
Thomas D. Loadman	11,738	11,738
Brian H. McCurrie	7,636	7,636

(1)	The amounts in this column are reported as all other compensation in 2007 in the Summary Compensation Table.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by our management development and compensation committee based, in part, on the Moody’s Corporate Bond Yield Average as of the preceding December 31st. The interest rate for 2008 is 6.06 percent. Benefits will typically be paid upon a separation from service in five annual installments.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each named executive officer in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Assumptions and General Principles

The following assumptions and principles apply with respect to the following table and any termination of a named executive officer:

•

The amounts shown in the table assume that each named executive officer was terminated on December 31, 2007, and include the estimate of any additional amounts that would be paid to the named executive officer on the occurrence of the termination event. The actual amounts that would be paid to a named executive officer can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below.

•	A named executive officer is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

Employment Agreements

We have entered into employment agreements with two of our named executive officers. The following discussion summarizes these agreements.

Brian H. McCurrie. We entered into an employment agreement with Mr. McCurrie in October 2003. The employment agreement provides that Mr. McCurrie will serve as Vice President and Chief Financial Officer. Mr. McCurrie’s employment agreement established an initial base salary, subject to annual adjustments, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

Mr. McCurrie’s employment agreement provides that in the event of termination by us other than for cause, Mr. McCurrie would be entitled to severance payments for a minimum of one year and a maximum of two years, plus an additional amount based on the years of his service with us prior to termination. If Mr. McCurrie is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. McCurrie will be entitled to receive:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•	a lump sum payment equal to twice the sum of his base salary plus 50 percent of the amount awarded to him under certain bonus and incentive plans for the two years preceding the change in control;

•	life, disability, accident and group health benefits for two years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. McCurrie as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. McCurrie would be entitled in the event he is terminated after a change in control will be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

The initial term of the agreement was from October 13, 2003 to October 13, 2005. The term of the agreement is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. McCurrie that such party does not wish to extend the term. As of April 4, 2008, neither party has advised the other party that such party does not wish to extend the term. If a change of control occurs during the term, the term shall continue for a period of not less than 24 months following the month in which such change of control occurred.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. As of April 4, 2008, neither party has advised the other party that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•

a lump sum severance payment equal to one-half of the sum of the amounts awarded to him under the applicable incentive plan and bonus plans in respect of each of the two calendar years preceding that in which occurs the date of termination; and

•	a lump sum severance payment equal to the value of certain payments he is entitled to receive in the event of a change of control, whether or not a change of control occurs.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive payments and benefits similar to those due to Mr. McCurrie and described above. The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Change in Control Agreements

On October 20, 2005, we entered into change in control agreements with Walter W. Turner, our President and Chief Executive Officer, Kevin J. Fitzgerald, Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc. and Thomas D. Loadman, Vice President and General Manager, Railroad Products and Services, Koppers Inc.

The change in control agreements were effective as of October 20, 2005 and were scheduled to expire on March 31, 2006. However, on March 21, 2006 the term of each change in control agreement was extended to May 31, 2006. On May 3, 2006, the board approved an amendment to the change in control agreements to convert the fixed expiration dates to one-year evergreen terms running from June 1 to May 31 of each year, provided that we preserve the right, in our discretion, to terminate any or all of the change in control agreements by providing notice of termination at least 90 days prior to the expiration of the then current term.

The change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in our control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs;

•	a lump sum payment equal to twice the executive’s base salary;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested Restricted Stock Units

As further described in the “Outstanding Equity Awards at December 31, 2007” table, each of Mr. Turner, Mr. Lacy, Mr. McCurrie, Mr. Fitzgerald and Mr. Loadman currently holds unvested restricted stock units under the 2004 Koppers Inc. Restricted Stock Unit Plan. If the employment of any of Mr. Turner, Mr. Lacy, Mr. McCurrie, Mr. Fitzgerald or Mr. Loadman is terminated for any reason (other than death and permanent total disability), the executive will forfeit any unvested restricted stock units at the time of termination; the executive will not forfeit any restricted stock units already vested. In the event of a change in our ownership or control as determined by the board, the board may provide for the assumption, substitution or adjustment of each unvested restricted stock unit award in its discretion. Our IPO in February 2006 did not constitute a change in control with respect to unvested restricted stock units.

Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, each of the named executive officers holds unvested restricted stock units, performance stock units and stock options under the Koppers Holdings Inc. 2005 Long Term Incentive Plan. If the employment of any of the named executive officers is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested restricted stock units, performance stock units and stock options; the executive will not forfeit any restricted stock units, performance stock units and stock options already vested. If the employment of any of the named executive officers is terminated for retirement, death or permanent disability, vesting of restricted stock units, performance stock units and stock options will be as follows:

Type of Award	Vesting
Performance Stock Units	Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive shall vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had the executive continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.

Restricted Stock Units	Immediate Pro-Rata Vesting. Immediate vesting in the number of restricted stock units in which the executive would have been vested at the time of the executive’s termination had the restricted stock units vested in a series of thirty-six successive equal monthly installments over the duration of the three-year vesting schedule in the award.

Stock Options	Immediate Pro-Rata Vesting. Immediate vesting in the number of options in which the executive would have been vested at the time of the executive’s termination had the options vested in a series of thirty-six successive equal monthly installments over the duration of the three-year vesting schedule in the award.

In the event of a change in control, awards to the named executive officers may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested restricted stock units, performance stock units and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct), within twenty-four months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated), there will be accelerated vesting of unvested restricted stock units, performance stock units and stock options.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, the named executive officer will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Named Executive Officer	Death	Change in Control(1)	Without Cause
Walter W. Turner
Bonus	$570,000	$475,000	$—
Cash severance	508,448	1,080,000	—
Equity vesting	304,882	1,267,595	—
Health and welfare	3,688	30,577	—

	$1,387,018	$2,853,172	$—

Kevin J. Fitzgerald
Bonus	$229,875	$177,412	$—
Cash severance	237,107	570,000	—
Equity vesting	133,424	554,781	—
Health and welfare	7,421	34,577	—

	$607,827	$1,336,770	$—

Steven R. Lacy
Bonus	$235,000	$235,000	$235,000
Cash severance	86,258	1,037,992	864,761
Equity vesting	138,145	574,400	—
Health and welfare	1,449	35,333	—

Thomas D. Loadman
Bonus	$193,878	$123,351	$—
Cash severance	182,900	492,000	—
Equity vesting	73,626	306,004	—
Health and welfare	6,396	32,841	—

	$456,800	$954,196	$—

Brian H. McCurrie
Bonus	$230,000	$230,000	$230,000
Cash severance	66,930	964,992	647,494
Equity vesting	121,532	505,294	—
Health and welfare	936	34,218	—

	$419,398	$1,734,504	$877,494

(1)	The total amount payable in the event one of our named executive officers is terminated as a result of a change in control is limited by Section 280G of the tax code, which results in the following cutbacks: $449,332 for Mr. Fitzgerald, $113,541 for Mr. Lacy and $49,374 for Mr. McCurrie.

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2007, each non-employee director (except Ms. Baldwin, who did not become a director until February 1, 2008) received the following:

•	an annual cash retainer of $45,000 (prorated for new directors serving less than 12 months);

•	a supplemental annual cash retainer of $30,000 payable to non-executive chairman;

•	the audit committee chair received an additional annual cash retainer of $10,000;

•

the management development and compensation committee chair, the nominating and corporate governance committee chair and the safety, health and environmental committee chair each received an additional annual cash retainer of $5,000;

•	an annual equity award of 3,000 shares of unrestricted stock under our 2005 Long Term Incentive Plan;

•	a supplemental committee meeting attendance fee of $1,000 payable on a per meeting basis to committee members for any committee meetings in excess of six per year per committee; and

•	a supplemental board meeting attendance fee of $1,000 payable for each board meeting in excess of six per year.

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board meetings and the annual meeting of shareholders.

On February 6, 2008, the board of directors reviewed and affirmed the above arrangement for director compensation, except for one change with respect to the first equity award to new, non-employee directors whose terms begin after January 1, 2008. If a new, non-employee director is elected on or within 180 days of the date of our most recent annual meeting, the new director will receive 3,000 shares of our stock upon his or her election. If a new, non-employee director is elected after 180 days of the date of our most recent annual meeting, the new director will receive 1,500 shares of our stock upon his or her election. Whether the new, non-employee director receives 3,000 or 1,500 shares of our stock, the new director will be entitled to receive a full award of 3,000 shares of our stock at the first annual meeting following the election of the director.

The table below provides information concerning the compensation of our directors for 2007. Mr. Turner, who is also a named executive officer, is not included in the following table because his compensation is included in the Summary Compensation Table and he did not receive additional compensation as a director. Ms. Baldwin is not included in the table because she did not become a director until February 1, 2008.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	All Other Compensation		Total
Robert Cizik	$75,000	(2)	$84,510	$42,000	(3)	$201,510

David M. Hillenbrand	50,000	(4)	84,510	—		134,510

Christian L. Oberbeck	45,000	(5)	84,510	—		129,510

James C. Stalder	56,000	(6)	84,510	—		140,510

Clayton A. Sweeney	51,000	(7)	84,510	—		135,510

T. Michael Young	50,000	(8)	84,510	—		134,510

(1)	On May 2, 2007, each member of the board of directors was granted 3,000 shares of common stock. The amounts in this column represent the value of this grant and are determined by multiplying the shares granted by $28.17 per share, the closing stock price on May 2, 2007.

(2)	In addition to the annual retainer of $45,000, Mr. Cizik also received an additional $30,000 for serving as chairman of the board.

(3)	The amount identified in the “all other compensation” column for Mr. Cizik is comprised of $42,000 of imputed interest calculated at seven percent in connection with his interest-free loan. The imputed interest was based on the average month-end swingline rate under our revolving credit facility.

(4)	In addition to the annual retainer of $45,000, Dr. Hillenbrand also received an additional $5,000 for serving as chair of the nominating and corporate governance committee.

(5)	Mr. Oberbeck received an annual retainer of $45,000.

(6)	Mr. Stalder received an annual retainer of $45,000 and an additional $10,000 for serving as chair of the audit committee and $1,000 for meeting fees.

(7)	In addition to the annual retainer of $45,000, Mr. Sweeney also received an additional $5,000 for serving as chair of the safety, health, and environmental committee, and $1,000 for meeting fees.

(8)	Mr. Young received an annual retainer of $45,000 and an additional $5,000 for serving as chair of the management development and compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed by us in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indentures governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indentures prohibit us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

the transaction involves an amount of $5 million or less, the terms of the transaction are in writing and the non-employee directors who are disinterested in the transaction have made a good faith determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

the transaction involves an amount over $10 million and the board of directors receives a written opinion from an investment banking firm, accounting firm or appraisal firm of national standing stating that the transaction is fair from a financial standpoint to us or is not less favorable to us than could reasonably be expected to be obtained at that time in an arm’s length transaction with a non-affiliate.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•

any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by our board;

•	loans in the aggregate amount outstanding at any one time of $2 million or less to employees in the ordinary course of business in accordance with our past practices;

•	the payment of reasonable director fees to non-employee directors;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•	any agreement in effect before November 18, 2004, and identified at that time and any renewals or extensions of these agreements (as long as the renewals or extensions are not less favorable to us).

Our reportable related party transactions described below either fall within one of these exceptions or were arms-length transactions involving amounts less than $5 million and were approved by our non-employee disinterested directors.

Related Party Transactions in 2007

Relationship with Legal Counsel

Schnader Harrison Segal & Lewis LLP provided counsel to us during 2007. Clayton A. Sweeney, a shareholder and director, is also counsel to Schnader Harrison Segal & Lewis LLP. During 2007, we paid a total of approximately $100,000 in legal fees to this firm.

Cizik Loan

In October 1999, we made a $600,000 interest-free loan to Mr. Cizik for the purchase of 140,467 (after giving effect to a 3.9799-to-1 stock split on January 11, 2006) shares of our restricted common stock at a price of $4.27 per share. Mr. Cizik purchased these shares in October 1999 by signing a promissory note to us for $600,000. The note, which is 70 percent collateralized by the value of the related shares and 30 percent by Mr. Cizik’s personal assets, is due in 2009, or immediately in the event Mr. Cizik is no longer non-executive chairman of our board of directors. The largest aggregate amount of principal outstanding during 2007 and the amount outstanding as of March 20, 2008 was $600,000. No amount of the principal was paid in 2007. The shares were initially restricted, with a vesting period of five years; at December 31, 2003, all the shares were vested. Mr. Cizik has the right to require us to redeem the 140,467 shares at any time at the lower of his cost or current fair value; however, the disposition or transfer of the shares requires the related loan to be repaid immediately.

Stockholders’ Agreement

We were a party to a stockholders’ agreement with Saratoga Partners III, L.P., which owned more than five percent of our common stock until February 22, 2008, and our management investors (who are defined in the agreement). The stockholders’ agreement was amended in connection with our IPO. After this amendment, the only provisions remaining in effect were provisions granting registration rights with certain limitations. Under these provisions, (i) Saratoga Partners III, L.P. had the right to demand that we register its shares of our common stock in a public offering and (ii) Saratoga Partners III, L.P. and the management investors had piggy-back registration rights through which they could require us to include their shares in any registered offering of common stock that we made. We amended the stockholders’ agreement again on December 31, 2006, to clarify our and Saratoga Partners III, L.P.’s rights and obligations relating to the registration rights granted under the agreement. The stockholders’ agreement expired on December 1, 2007.

AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year 2008. We have engaged Ernst & Young LLP for many years to audit our annual financial statements and to perform audit-related and tax services. Representatives of Ernst & Young LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

During 2007 and 2006, we retained Ernst & Young LLP to provide services in the following categories and amounts. Amounts represent fees and services rendered from January through December of the respective fiscal year notwithstanding when the fees and expenses were billed.

(Dollars in thousands)	2007	2006
Audit fees (1)	$1,921	$2,066
Audit-related fees (2)	1,173	76
Tax fees (3)	532	192
All other fees	—	—

	$3,626	$2,334

(1)	Fees related to professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, audit of internal control over financial reporting and services related to various registration statements.

(2)	Fees related to due diligence services related to a potential acquisition and assurance and related services associated with employee benefit plan and other audits and assistance with international accounting matters.

(3)	Fees related to services related to tax compliance, international tax advisory services and tax planning, including tax planning for a potential acquisition.

In February 2007, our audit committee adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee in either general or specific fashion must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by Ernst & Young in 2007 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

PROXY ITEM 2 — PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to vote on a proposal by the audit committee to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

Adoption of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2007, with the exception of (i) one report on Form 4 for Dr. Hillenbrand relating to a transaction involving a sale of shares he owned that was inadvertently filed late and (ii) one report on Form 3 for Mr. Dietz that inadvertently omitted 1,000 shares he owned, which were subsequently reported on an amended Form 3.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2009 annual meeting, your shareholder proposal must be received by our corporate secretary on or before December 5, 2008. If your proposal is not included in our proxy statement and proxy card for our 2009 annual meeting and you intend to present business for consideration at the 2009 annual meeting, you must comply with the requirements set forth in the following paragraph.

If you intend to present business for consideration at our 2009 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.02 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Your notice must be received by our corporate secretary no later than ten days after the meeting is first publicly announced in order to be timely given.

The proposal must set forth the following:

•	The name and address of the shareholder and the beneficial owner;

•	The class and number of shares owned by the shareholder and the beneficial owner;

•	A representation that the shareholder is the beneficial owner of stock entitled to vote at the annual meeting;

•	A representation that the shareholder intends to be present at the meeting in person or by proxy to present the proposal; and

•	A brief description of the proposal, the reasons for making the proposal and the interest of the shareholder (or person on whose behalf the shareholder is acting) in the proposal.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

April 4, 2008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.				Please Mark Here for Address Change or Comments		☐
SEE REVERSE SIDE Please note that changes to the registered name(s) on the account may not be submitted via this method.

PROPOSAL FOR ELECTION OF DIRECTORS	FOR ALL	WITHHELD FOR ALL	PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR	AGAINST	ABSTAIN
Elect Directors	☐	☐	Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting firm for 2008	☐	☐	☐

Nominees:

Class I
01 Cynthia A. Baldwin
02 Walter W. Turner			YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)
			Dated:			,2008

Signature of Shareholder

Signature of Shareholder

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒ ▲ FOLD AND DETACH HERE ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY
KOPPERS HOLDINGS INC.
ANNUAL MEETING OF SHAREHOLDERS - MAY 7, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Brian H. McCurrie and Steven R. Lacy as Proxy to represent and to vote, as designated on the reverse, and in the discretion on any other business which may properly come before the Annual Meeting of the Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. (the “Company”), held of record by the undersigned on March 20, 2008, at the Annual Meeting to be held on May 7, 2008, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” each proposal and in the discretion of Brian H. McCurrie and Steven R. Lacy on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.
(Continued and to be signed on the reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲